UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 3, 2025 (September 1, 2025)

LIXTE BIOTECHNOLOGY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

delaware	001-39717	20-2903526
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

680 East Colorado Boulevard, Suite 180

Pasadena, California 91101

(Address of principal executive offices)

(631) 830-7092

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act of 1933 (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	LIXT	The NASDAQ Stock Market, LLC
Warrants to Purchase Common Stock, par value $0.0001 per share	LIXTW	The NASDAQ Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(b)	Effective September 1, 2025, Rene Bernards, Regina Brown, and Bas van der Baan resigned from the Board of Directors of Lixte Biotechnology Holdings, Inc. (the “Company”). Their resignations were not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Dr. Bernard has been appointed as the Chairman of the Company’s Scientific Advisory Committee. Effective September 1, 2025, Bas van der Baan resigned as President of the Company (but remains as the Company’s Chief Scientific Officer) and Robert Weingarten has resigned as the Company’s Vice President and Chief Financial Officer.

(c)	Effective September 1, 2025, the Company appointed Geordan Pursglove as the company’s President as the result of Bas van der Baan’s resignation.

Effective September 1, 2025, the Company appointed Peter Stazzone as the Company’s Chief Financial Officer. Mr. Stazzone is a senior finance and business development executive with over 20 years of experience in finance and operations management within start-ups, high-growth and multi-billion dollar organizations. Mr. Stazzone is an experienced board member in both the public and non-profit sectors. He earned his Master of Business Administration (Finance) from DePaul University and his Bachelor of Science (Accounting) from the University of Illinois. He also is a member of the American Institute of Certified Public Accountants. From 2021 to the present, Mr. Stazzone has acted as the Chief Financial Officer of Beyond Commerce, Inc., a publicly traded company operating in the Business-to-Business Internet Marketing Technology and Services, electric vehicles and logistics markets. From 2016 to 2021, Mr. Stazzone was the Chief Financial Officer of Strainz, Inc., a leading cannabis brand and manufacturing company operating in Colorado, Washington, and Nevada.

Mr. Stazzone’s appointment as Chief Financial Officer was pursuant to an Employment Agreement between Mr. Stazzone and the Company for a term of one year, automatically renewable for additional one-year periods unless terminated by either party upon 60 days’ written notice prior to the end of an applicable one year period. Under the Employment Agreement, the Company will pay Mr. Stazzone $150,000 annually, to be paid monthly. Such compensation may be increased from time to time in the sole discretion of the Company’s Board of Directors. In addition, Mr. Stazzone shall be eligible to receive an annual bonus as determined in the sole discretion of the Board of Directors in the form of cash or equity, or a combination thereof. Mr. Stazzone shall also be eligible to participate in the Company’s equity compensation program as determined by the Company’s Compensation Committee. Mr. Stazzone will also receive as an incentive to his agreeing to join the Company, options to purchase 50,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock as of the effective date. The options shall be for a term of 5 years, provide for cashless exercise, and shall vest 25% on the effective date of the Agreement, 25% on December 15, 2025, and 25% on March 15, 2026. Vesting of the options is subject to acceleration upon the occurrence of certain events. The options are granted outside the Company’s 2020 Stock Incentive Plan.

(d)	Effective September 1, 2025, the Company appointed Lourdes Felix as a member of the Board of Directors and Chair of the Audit Committee and member of the Compensation Committee, and Guy Primus as a member of the Board of Directors and a member of the Audit Committee and Compensation Committee. In addition, current Board member Jason Sawyer was appointed as a member of the Audit Committee.

Item 8.01	Other Events

On September 3, 2025, the Company issued a press release regarding the appointment of two new Board Members and a new Chief Financial Officer. A copy of the press release is filed as Exhibit 99.1 hereto, and is incorporated by reference.

Item 9.01	Financial Statements and Exhibits

(b)	There is filed as part of this report the exhibits listed on the accompanying index to exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 3, 2025	LIXTE BIOTECHNOLOGY HOLDINGS, INC.

(Registrant)

By:	/s/ Geordan Pursglove
Geordan Pursglove
Chairman of the Board and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release regarding the appointment of two new Board Members and a new Chief Financial Officer dated September 3, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)